Exhibit 4.3

FLOATING CHARGE AGREEMENT

THIS FLOATING CHARGE AGREEMENT (this “Agreement”) made as of the 1st day of May 2006, by and among Attunity Ltd., an Israeli company (number 52-003801-9) of Kfar Netter Industrial Park, Kfar Netter 40593, Israel (the “Pledgor”); Plenus Technologies Ltd. of Delta House, 16 Abba Eben Avenue, Herzeliya 46725, Israel) (“Plenus” or “Lender”) and Mizrachi Bank, Ltd. and Golden Gate Bridge Fund (Israel), Limited Partnership (the “Co-Lenders”).

        WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure certain obligations of the Pledgor to the Lender and to the Co-Lenders (the “Secured Obligations”, as such term is defined in the Loan Agreement referred to in Section 1);

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.     The Preamble to this Agreement constitutes an integral part hereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Loan Agreement by and among the Pledgor, the Lender and the Co-Lenders, dated as of the date hereof (the “Loan Agreement”).

2.     To secure the performance of the Pledgor’s obligations pursuant to this Agreement, the Loan Agreement and the Warrant (the “Secured Obligations”), the Pledgor hereby pledges and grants the Lender and the Co-Lenders, a first priority floating charge on all of its right, title and interest (the “Floating Charge”) in all its present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, all as more fully described in Exhibit A attached hereto (the “Collateral”), for as long as the Floating Charge is in effect.

3.     Subject to the provisions of Section 13.2 hereof, the Pledgor will not without prior written consent of Plenus which will not be unreasonably withheld or delayed (and which consent may be obtained, inter alia, via e-mail communication): (a) materially change the general nature of its business and/or operate any transaction which may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations under any of the Transaction Documents (“Material Adverse Change”); (b) make any loan or other extension of credit to its distributors, customers or any subsidiary that is not wholly owned by Pledgor (with the exception of Attunity Software Services (1991) Ltd. in which the Company through its wholly owned subsidiary, Attunity Israel (1992) Ltd., holds a 98% interest), except for loans and other extensions of credit granted in the ordinary course of business and in the event such loan or other extension of credit is not in the ordinary course of business, for an aggregate amount of not more than US$50,000; (c) receive financial loans or similar extensions of credit from a bank or other financial institution or third party, exceeding (together with the amounts set forth in subsection (d) hereunder) an aggregate amount of US$100,000; (d) issue any guarantee or otherwise incur any contingent liability in connection with any financial loan or similar extension of credit from a bank or other financial institution or third party, exceeding in the aggregate (together with the amounts set forth in subsection (c) hereinabove) an amount of US$150,000; provided that, the restrictions contained in clauses (c) and (d) of this Section 3 shall not apply to any commercial debts (e.g., payments due to suppliers or other entities within the framework of a commercial relationship or guarantees in respect thereof) incurred by the Pledgor in the ordinary course of its business, (e) sell, transfer, assign, grant a security interest in or pledge any of the Collateral other than: (i) with respect to sale or transfer of any of the Collateral in the ordinary course of business, or (ii) the creation of a fixed charge under Section 169(d) of the Companies Ordinance (New Version), 5743-1983, on assets of the Pledgor which are acquired by the Pledgor following the Effective Date, provided, however, that such fixed charge shall only be recorded in favor of the actual seller of such assets or a commercial bank, or other financial institution specifically financing such an acquisition of assets; (f) repay any existing or future loans, debts or other financial obligations, including, without limitation, with respect to shareholders’ loans, excluding, however, operating expenses of the Pledgor which are incurred in the Pledgor’s ordinary course of business and repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement; (g) transfer ownership of its assets to a third party other than in the ordinary course of business; (h) create or permit to exist any encumbrance over any of its present or future revenues or assets except for encumbrances existing at the date of this Agreement; and (i) distribute any dividends.

For the purpose of this Agreement, “IP” shall mean, all intangible legal right, title and interest evidenced by or embodied in or connected or related to (i) copyrights; (ii) patents and any rights thereunder, and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iv) all mask works, rights in original topographies and all applications, registrations, and renewals in connection therewith; (v) all trade secrets, rights to unpatented inventions, know-how and confidential information; and (vi) all computer software (including data and related documentation), in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

The provisions of this Section 3 shall apply mutatis mutandis to any existing and/or future subsidiaries of the Pledgor. The Pledgor undertakes that each and every one of its existing and future subsidiaries shall undertake in writing to comply with this Section 3 as provided above.

4.     The Pledgor shall use best efforts to preserve the Collateral, without interfering with the use of the Collateral in the ordinary course of business, and shall at all times maintain insurance coverage customary for a company of its size, at the stage of development and in the industry in which Pledgor operates.

5.     The Pledgor hereby affirms the representations and warranties appearing in Section 4 of the Loan Agreement and such representations and warranties are incorporated by reference herein.

6.     Subject to applicable law, Plenus shall be entitled on its own behalf and on behalf of the Co-lenders to enforce the Floating Charge against the Pledgor, and the Collateral shall be subject to immediate foreclosure, at any time and without any further demand, immediately upon the occurrence of an Event of Acceleration, unless otherwise provided for in this Agreement or the Loan Agreement.

The Pledgor shall promptly inform the Lender of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from Plenus, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Acceleration has occurred.

7.	(a)	Upon the occurrence of any Event of Acceleration, Plenus shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and realize all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Plenus first being required to realize any other guarantees or collateral securities, if such be held by Plenus.

(b)	Upon the occurrence of an Event of Acceleration, Plenus may, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor does hereby irrevocably appoints Plenus to be its attorney-in-fact), subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Plenus in its reasonable discretion shall deem fit, and likewise, subject to applicable law, Plenus may of its own accord or through the court or an execution office, realize the value of the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Plenus, who shall be empowered, inter alia:

(1)	to call in all or any part of the Collateral;

(2)	to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit;

(3)	to make such other arrangement regarding the Collateral or any part thereof as he deems fit;

(4)	to take any and all action required which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and

(5)	to carry out any other authority empowered to him by the court or the execution office.

The Lender and the Co-Lenders acknowledge and agree that certain of the Collateral may have been developed with the assistance of funds received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment and consequently the use, transfer and sale of such Collateral is subject to the Law for the Encouragement of Industrial Research and Development, 5744-1984, as amended or supplemented from time to time and all rules and regulations issued thereunder (the “R&D Law”) and they undertake to comply with the R&D Law.

8.     The Pledgor shall cooperate with the Lender and Co-Lenders and execute all documents as may be reasonably necessary or advisable to register the Floating Charge with the Israeli Registrar of Companies and/or Registrar of Pledges, such document(s) substantially in the form annexed hereto as Exhibit B, and shall bear all stamp taxes with respect to such registrations, if such are applicable. The Pledgor shall pay, upon demand, all reasonable expenses, including reasonable attorney’s fees, incurred by the Lender and the Co-lenders in enforcing their rights and remedies hereunder.

9.     The amount being secured under the Floating Charge created by this Floating Charge Agreement is limited, in accordance with the Loan Agreement, to the Loan Amount together with any accrued Interest thereon and any other amounts due according to this Agreement. The payments to be made to the Lender and to the Co-lender in the event of the foreclosure of the Floating Charge will be made in the following order: (i) costs (distributed pro rata among the Lender and the Co-lender),, (ii) expenses and taxes, (iii) interest, (iv) any payment due under Section 9.6 of the Loan Agreement and (v) the Loan Amount. The Floating Charge shall be cancelled and be of no further force and effect and the Lender and Co-Lenders shall promptly execute and provide the Pledgor with all documents necessary to release the Floating Charge upon repayment in full of the Loan Amount together with any accrued Interest thereon and any other amounts due according to this Agreement, unless terminated earlier by the Lender.

10.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the appropriate court in Tel Aviv, Israel.

11.     The Pledgor shall promptly notify Plenus in writing of any Material Adverse Change and of any other event that may materially adversely affect the condition or value of the Collateral.

12.     The Pledgor will immediately notify Plenus of any change in its name or identity or corporate structure or in the location of its chief offices or where its books and records are kept, as well as any change to its incorporation documents.

13.     None of the rights, privileges or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by any party hereto without the prior consent in writing of the Pledgor and Plenus. Notwithstanding the foregoing and without derogating from the requirement and limitations set forth immediately below:

13.1 the Lender and the Co-Lenders shall have the right to assign or transfer any of its rights, privileges and obligations under this Agreement to a Permitted Transferee, provided that such assignment or transfer is not to a competitor of the Pledgor, and further provided that the assignee or transferee undertakes, in writing, all of the Lender’s or Co-Lenders’ obligations hereunder. The assigning or transferring Lender or Co-Lenders shall notify the Pledgor in writing of any such assignment or transfer no later than seven (7) days following its execution.

13.2 The Pledgor shall be entitled to assign or transfer its rights, privileges and obligations under this Agreement in the event of an M&A Transaction (as defined below) so long as the entity that results from such merger or consolidation, or purchase and sale of all, or substantially all, of Pledgor’s assets or shares (as applicable, the “Surviving Entity”), shall have executed and delivered to the Lender an agreement containing an assumption by the Surviving Entity of the due and punctual performance of all obligations and performance and observance of each covenant and condition of the Pledgor set forth in the Loan Agreement and herein, including the registration and perfection of the Lender’s and Co-Lenders’ security interest in the Collateral. For purposes of this Agreement, the term M&A Transaction shall mean the consummation of (a) a transaction or a series of transactions for the sale or other disposition of all, or substantially all, of the assets or business of the Corporation, or (b) a transaction or a series of transactions, including, without limitation, a merger or consolidation, whereby, or as a result thereof, the Corporation’s shareholders immediately prior thereto, hold 50% or less of the voting power of the Corporation, the surviving entity or the new entity (as the case may be) or they will no longer have the power or the right to appoint more than fifty (50%) percent of the members of the board of directors of such entity.

14.     Notwithstanding anything herein to the contrary, (i) the Co-Lender has agreed that Plenus at its sole discretion shall determine whether to realize any charges and/or pledges over the assets of the Pledgor created for the benefit of the Lender and the Co-Lender, and make any other decisions that need to be made with respect to any other issue relating to this Agreement, (ii) the Co-Lenders have agreed that Plenus at its sole discretion shall determine whether an Event of Acceleration has occurred and (iii) the Co-Lenders have agreed not to take any action to the contrary.

15.     The parties hereto intend and agree that the Co-Lenders shall be deemed a third party beneficiary hereunder and that, subject to Section 14 above, all rights and privileges conferred upon the Co-Lenders pursuant hereto shall inure to its benefit.

16.     Any notices to be provided by one party to another shall be done in accordance with the notice provisions set forth in the Loan Agreement.

17.     Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Pledgor and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of such party’s rights or remedies with respect to such breach or any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

18.     This Agreement, the Fixed Charge Agreement, the Loan Agreement and their Exhibits and Schedules, constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof. The preamble, Exhibits and Schedules hereto constitute an integral part hereof.

[signature page follows]

        IN WITNESS WHEREOF, this Floating Charge Agreement has been executed by the parties hereto as of the date first above written.

ATTUNITY LTD. By: /s/ Aki Ratner —————————————— Title: Chief Executive Officer Date:	PLENUS TECHNOLOGIES LTD. By: /s/ Shlomo Karako —————————————— Title: Chief Financial Officer Date: By: /s/ Moti Weiss —————————————— Title: Managing Partner Date:

MIZRACHI BANK, LTD. By: /s/ Kuty Mansdorf —————————————— Title: Deputy Head of Corporate Banking Date:

By: /s/ Morad Ofir —————————————— Title: Senior Credit Officer Date:

GOLDEN GATE BRIDGE FUND (ISRAEL) LIMITED PARTNERSHIP By: /s/ —————————————— Title: _________________ Date: _________________

EXHIBIT A

        The collateral consists of all of Pledgor’s rights, titles and interests in and to all assets of the Pledgor, including, but not limited to, the following (the “Collateral”):

        All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Pledgor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

        All contract rights and general intangibles and all of Pledgor’s IP, now owned or hereafter acquired, including, without limitation, the underlying source and object code of Pledgor’s proprietary software products and technologies, goodwill, trademarks, servicemarks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance; all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind, including trade receivables and accrued payments for services rendered and/or products and consulting services deliverables delivered;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

        All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Pledgor’s Books relating to the foregoing;

        All claims for damages by way of any past, present and future infringement of any of Pledgor’s IP;

        All Pledgor’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof;

        The term “Pledgor’s Books” as used herein shall mean all Pledgor’s books and records including ledgers, records regarding Pledgor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information; and

        All insurance policies or the proceeds thereof in respect of the above described assets.

Notwithstanding anything to the contrary in this Exchibit A, “Collateral” shall not include those assets on which a charge or encumberance has already been registered at the Israeli Registrar of Companies at the date of the Floating Charge Agreement to which this Exhibit A is attached.